                                                 PUBCO CORPORATION                   Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH UP TO 100,000 SHARES OF COMMON STOCK AND CLASS B STOCK AT $10 PER SHARE

Pubco Corporation (which is sometimes referred to in this Offer as “we”, “us”, “Pubco” or similar terms and is referred to as the “Company” when the context includes its subsidiaries) is offering to purchase up to 100,000 shares of its Common Stock and Class B Stock, for a price of $10 per share, under the terms and conditions set forth in this document and the related Letter of Transmittal. The tender offer, proration period and withdrawal rights will expire at 5:00 p.m., Eastern time , on June 21, 2002, unless the tender offer is extended.

All shares properly tendered and not properly withdrawn will be purchased for $10 per share, subject to the odd lot, proration and other provisions, terms and conditions of the tender offer. We reserve the right, in our sole discretion, to purchase fewer than 100,000 shares of stock in the tender offer, subject to applicable law. The tender offer is not conditioned on the tender of any minimum number of shares. The tender offer is, however, subject to other conditions. See THE TENDER OFFER.

Shares not purchased in the tender offer will be returned to the tendering shareholders at our expense promptly after the expiration of the tender offer. We reserve the right to purchase all shares duly tendered by any shareholder who tenders all shares owned beneficially or of record and who, as a result of proration, would then beneficially or of record own an aggregate of fewer than 100 shares. If you own beneficially or of record fewer than 100 shares and properly tender all of them before the tender offer expires and complete the section entitled “Odd Lots” in the related Letter of Transmittal, we will purchase all of your shares without subjecting them to the proration procedure. See THE TENDER OFFER - Proration.

Our Board of Directors has unanimously approved the tender offer. However, neither we nor our Board of Directors makes any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender.

As of the date of this Offer to Purchase, our Common Stock is listed and traded on the Nasdaq Small-Cap Market under the trading symbol “PUBO.” On May 16, 2002, the last reported closing price of the shares on the Nasdaq Small-Cap Market was $8.99. Class B Stock does not trade on any market but is convertible into Common Stock on a share for share basis. We urge you to obtain current market quotations for the shares of Common Stock. See INFORMATION ABOUT PUBCO.

Neither the Securities and Exchange Commission (the “Commission”) nor any state securities commission has approved or disapproved of the tender offer; passed upon the merits or fairness of the tender offer; or passed upon the adequacy or accuracy of the disclosure in this offer to purchase.

The date of this Offer to Purchase is May 23, 2002

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SUMMARY TERM SHEET

This summary term sheet highlights the most material information in this document, but you should realize that it does not describe all of the details of the tender offer. We urge you to read the entire document and the related Letter of Transmittal because they contain the full details of the tender offer. We have included references to the Sections of this document where you will find a more complete discussion.

Who is offering to purchase my shares?

Pubco Corporation is offering to purchase your shares of the Common Stock and Class B Stock of Pubco. Your certificate may refer to other classes or show the company name as Publishers Company Inc., Bobbie Brooks, Incorporated or Aspen Imaging International, Inc. While such certificate may not reflect your actual holdings, it may reflect Shares eligible for tender in some other quantity, after adjusting for all relevant corporate transactions.

What will the purchase price for the shares be?

The purchase price will be $10 per share of CUSIP numbers 744378803 and 744378886. If your certificate does not bear one of these CUSIP numbers, it may not reflect your actual holdings, but it may reflect Shares eligible for tender in some other quantity, after adjusting for all relevant corporate transactions. We will pay this purchase price in cash, without interest, for all the Shares we purchase under the tender offer. If you wish to confirm your actual holdings, please call our corporate secretary at (216)881-5300 x3200 or our assistant secretary at (216)881-5300 x3206. See THE TENDER OFFER.

How many shares will you purchase?

We intend to purchase 100,000 shares in the tender offer, or if fewer than 100,000 shares are properly tendered, all properly tendered shares. See THE TENDER OFFER. We reserve the right, in our sole discretion, to purchase fewer than 100,000 shares. The tender offer is not conditioned on any minimum number of shares being tendered. See THE TENDER OFFER – Number of Shares.

Will Pubco still be a public company after the tender offer?

Pubco has two classes of stock registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Class B Stock, par value $.01 per share (“Class B Stock”) and Common Stock, par value $.01 per share (“Common Stock”). There are currently approximately 20 record holders of the Class B Stock, making the Class B Stock eligible for deregistration under the Exchange Act. Pubco intends to terminate the registration of the Class B Stock under the Exchange Act. There are currently approximately 340 record holders of the Common Stock. If there are fewer than 300 record holders of the Common Stock following the tender offer, then Pubco could, under the Exchange Act, file for deregistration of the Common Stock as well. In that case, Pubco would no longer be subject to the periodic reporting and other requirements of the Exchange Act and the Common Stock would no longer be eligible for quotation on Nasdaq, any other stock exchange or the Over-the-Counter Bulletin Board (“OTCBB”). Pubco intends to make such deregistration filing if that election becomes available. Even if termination of registration under the Exchange Act does not become available, if there are fewer than 300 round lot shareholders (i.e. holders of 100 shares or more) following the tender offer, our Common Stock will no longer be eligible to be quoted on the Nasdaq Small-Cap market. See SPECIAL FACTORS – Effects of the Tender Offer..

Why is Pubco offering to purchase my shares?

There may be tax and other advantages to Pubco to terminate its registration under the Exchange Act, should that opportunity present itself as a result of the tender offer. In any event, the tender offer presents a liquidity event to Pubco’s shareholders. You have an opportunity to sell your stock at or above the price bid in the market without in many cases incurring a brokerage commission and without the negative effects that often accompany offering a relatively large number of shares into a thinly traded market, such as the current public market for Pubco stock. Alternatively, you may choose not to tender your shares, in which case your percentage ownership in Pubco will increase as a result of the tender offer as will the book value per share. Neither Pubco nor its Board of Directors makes any recommendation as to whether you should tender or refrain from tendering your shares. See SPECIAL FACTORS – Reasons for the Tender Offer – Income Tax Benefits to Pubco and SPECIAL FACTORS – Reasons for the Tender Offer – Liquidity to Shareholders.

How will you pay for the shares?

We plan to fund the tender offer from our existing cash reserves and short term investments. See THE TENDER OFFER – Source and Amount of Funds.

How long do I have to tender my shares?

You may tender your shares until June 21, 2002, at 5:00 p.m., Eastern time, unless we extend the tender offer. See THE TENDER OFFER – Number of Shares. We may chose to extend the tender offer for any reason. See THE TENDER OFFER – Extension of the Tender Offer; Termination; Amendment.

How will I be notified if you extend the tender offer?

We will issue a press release by 9:00 a.m., Eastern time, on the business day after the previously scheduled expiration date if we decide to extend the tender offer. See THE TENDER OFFER – Extension of the Tender Offer; Termination; Amendment.

Are there any conditions to the tender offer?

Yes, the tender offer is subject to conditions such as the absence of court and governmental action prohibiting the tender offer and changes in general market conditions or our business that, in our judgment, are or may be materially adverse to us. See THE TENDER OFFER – Conditions of the Tender Offer.

Do I own the number of shares shown on my stock certificate?

Not necessarily. The CUSIP number for the Common Stock presently outstanding is 744378803 and for the Class B Stock presently outstanding is 744378886. If your stock certificate shows CUSIP number 744378605 or 744378704 and is for fewer than 100 shares, then your shares converted into the right to receive $7.525 per share in cash in November 2000. If your stock certificate shows CUSIP number 744378605 or 744378704 and is for 100 shares or more, then you most likely actually own the number of shares shown on the certificate. If you have other certificates, including those of Bobbie Brooks, Incorporated, Aspen Ribbon Co. or Aspen Imaging International, Inc., they may not reflect your actual holdings, but may reflect Shares eligible for tender in some other quantity, after adjusting for all relevant corporate transactions. This includes adjustments upon Pubco’s acquisition of those companies. For information on your exact ownership of shares, you may call our corporate secretary at (216)881-5300 x3200 or our assistant secretary at (216)881-5300 x3206.

How do I tender my shares?

To tender your shares, prior to 5:00 p.m. Eastern time, on June 21, 2002, unless we extend the tender offer:

•

You must deliver your share certificate(s) and a properly completed and signed Letter of Transmittal to Pubco at 3830 Kelley Avenue, Cleveland OH 44114; or

•

You must comply with the guaranteed delivery procedure.

See THE TENDER OFFER – Procedures for Tendering Shares.

Can I withdraw shares after I have tendered them?

You may withdraw any shares you have tendered at any time before 5:00 p.m., Eastern time, on June 21, 2002, unless we extend the tender offer. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares after 5:00 p.m., Eastern time, on July 19, 2002. See THE TENDER OFFER – Withdrawal Rights.

How do I withdraw shares I previously tendered?

You must timely deliver a written notice of your withdrawal to Pubco Corporation, Att: Stockholder Services, 3830 Kelley Avenue, Cleveland OH 44114. The notice must specify your name, the number of shares to be withdrawn, and the name of the registered holder of those shares. Some additional requirements apply if the certificates for those shares have been delivered to Pubco. See THE TENDER OFFER – Withdrawal Rights.

If I own fewer than 100 shares, and I tender all of my shares, will I be subject to proration?

If you own beneficially or of record fewer than 100 shares, and if you tender all of them before the tender offer expires and complete the section entitled “Odd Lots” in the Letter of Transmittal, we will purchase all of your shares without subjecting them to the proration procedure. See THE TENDER OFFER - Proration.

When will you pay for the shares I tender?

We will pay the purchase price, net in cash, without interest, for the shares we purchase promptly after the expiration of the tender offer and our acceptance of the shares for payment. See THE TENDER OFFER – Purchase; Payment.

Will I have to pay brokerage commissions if I tender my shares?

If you are a registered shareholder and you tender your shares directly to Pubco, you will not incur any brokerage commissions. If you hold shares or tender shares through a broker or bank, we urge you to consult with the broker or bank to determine whether transaction costs are applicable. See THE TENDER OFFER – Procedures for Tendering Shares.

Will I have to pay share transfer tax if I tender my shares?

If you instruct Pubco in the Letter of Transmittal to make payment for the shares to the registered holder, you will not incur any share transfer tax. See THE TENDER OFFER – Purchase; Payment.

What are the United States federal income tax consequences if I tender my shares?

A United States holder who sells in the tender offer will, depending on the United States holder’s particular circumstances, be treated for federal income tax purposes either as having sold the United States holder’s shares or as having received a distribution in respect of shares from us.

Under Section 302 of the Internal Revenue Code, a United States holder whose shares are purchased by us under the tender offer will be treated as having sold its shares, and thus will recognize capital gain or loss upon the transaction if the purchase results in a “complete termination” of the United States holder’s equity interest in us; results in a “substantially disproportionate” redemption with respect to the United States holder; or is “not essentially equivalent to a dividend” with respect to the United States holder. Each of these tests, referred to as the “Section 302 tests,” is explained in more detail below in SPECIAL FACTORS – United States Federal Income Tax Consequences. If a United States holder does not satisfy any of the Section 302 tests, the purchase of a United States holder’s shares under the tender offer will not be treated as a sale or exchange under Section 302 with respect to the United States holder. Instead, the amount received by a United States holder with respect to the purchase of its shares under the tender offer will be treated as a distribution by us with respect to the United States holder’s shares. Such distribution will most likely be treated as a dividend distribution. See SPECIAL FACTORS – United States Federal Income Tax Consequences.

If I do not tender but the offer is successful, what will happen to my shares?

Your shares will continue to be outstanding. As indicated above, Pubco may no longer be subject to the periodic reporting and other requirements of the Exchange Act and the shares may not be eligible for trading on Nasdaq or the OTCBB. In any event, the number of shareholders and the number of shares in the hands of the public may be so small that there may be no active public trading market or any public trading market for our shares. It should be noted that although our shares currently trade on the Nasdaq Small-Cap Market, most of the shares are not in the hands of the public, the trading volume has been light and the spreads between bid and asked prices have been relatively large. See SPECIAL FACTORS – Effects of the Tender Offer.

Are dissenters’ rights available in the offer?

Dissenters’ rights are not available in the offer.

Are Pubco or its Board of Directors recommending that I participate in the tender offer?

Our Board of Directors has approved the tender offer on behalf of Pubco. However, neither Pubco nor the Board of Directors makes any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender.

Who can I talk to if I have lost my stock certificate or if I have questions?

Please call our corporate secretary at (216)881-5300 x3200 or our assistant secretary at (216)881-5300 x3206.

IMPORTANT

If you wish to tender all or any part of your shares, you should either:

(1)

 complete and sign a Letter of Transmittal according to the Instructions in the enclosed Letter of Transmittal and mail or deliver it to Pubco at the address on the last page of this document, together with any required signature guarantee, along with the certificates for your shares and any other required documents or

(2)

request a broker, dealer, commercial bank, trust company or other nominee to tender your shares for you.

If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person if you desire to tender your shares.

If you desire to tender your shares and

(1)

your certificates for the shares are not immediately available or cannot be delivered to Pubco, or

(2)

your other required documents cannot be delivered to Pubco by expiration of the tender offer,

you must tender your shares according to the guaranteed delivery procedure described in The Tender Offer – Procedures For Tendering Shares.

Questions or requests for assistance may be directed to Pubco Corporation, Att: Stockholder Services, 3830 Kelley Avenue, Cleveland OH 44114. Please call our corporate secretary at (216)881-5300 x3200 or our assistant secretary at (216)881-5300 x3206.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the tender offer. We have not authorized any person to give any information or to make any representation in connection with the tender offer other than those contained in this document or in the related Letter of Transmittal. You must not rely on any recommendation or any information or representation given or made by any other person.

TABLE OF CONTENTS

SUMMARY TERM SHEET

……1

IMPORTANT

……5

FORWARD-LOOKING STATEMENTS

……8

SPECIAL FACTORS

……8

Reasons for the Tender Offer – Income tax Benefits to Pubco

……8

Reasons for the Tender Offer – Liquidity to Shareholders

……9

Effects of the Tender Offer

…..10

Fairness of the tender Offer

…..12

Approval of Security Holders

…..14

Reports, Opinions and Appraisals

…..14

United States Federal Income Tax Consequences

…..14

THE TENDER OFFER

…..18

Number of Shares

…..18

Proration

…..18

Procedures for Tendering Shares

…..19

Federal Income Tax Withholding

…..21

Rejection; Determination of Validity

…..22

Representation, Warranty and Agreement

…..22

Lost or Destroyed Certificates

…..22

Dissenters’ Rights

…..23

Withdrawal Rights

…..23

Purchase; Payment

…..23

Conditions of the Tender Offer

…..24

Source and Amount of Funds

…..26

Extension of the Tender Offer; Termination; Amendment

…..26

Fees and Expenses

…..27

Compliance with Law

…..27

INFORMATION ABOUT PUBCO

…..28

Company Information

…..28

Directors and Executive Officers

…..29

Past Contacts, Transactions, Negotiations and Agreements

…..30

Financial Information; Documents Incorporated by Reference

…..31

Security Ownership of Certain Beneficial Owners and Management

…..35

FORWARD-LOOKING STATEMENTS

This Offer to Purchase, including the Summary Term Sheet, contains statements that are not historical facts and constitute projections, forecasts or forward-looking statements. These statements may be identified by use of forward looking words or phrases such as “anticipate,” “believe,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will’ and “would.” Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. Our actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that may cause such a difference, include, but are not limited to: fluctuations in quarterly operating results, potential acquisitions or dispositions, domestic and international economic activity, regulatory changes, tax law changes, legal proceedings, changes in price and availability of raw materials and supplies, changes in technology, and successful implementation of our internal operating plans. We undertake no obligation to make any revisions to the forward looking statements contained in this document or to update them to reflect events or circumstances occurring after the date of this document.

SPECIAL FACTORS

Reasons for the Tender Offer – Income Tax Benefits to Pubco

For several years, Mr. Kanner has deferred his entire salary from the Company under the terms of deferred compensation plans established for his benefit. As compensation is earned by Mr. Kanner, it is paid by the Company to deferred compensation trusts. These amounts are being distributed to Mr. Kanner by the trusts in accordance with the terms of the deferred compensation plans. For purposes of accounting under GAAP, the Company incurs a salary expense when the salary is paid into the deferred compensation trusts. Also for such period, Pubco reports the salary amounts as executive compensation in reports required by the Exchange Act. Distributions by the trusts to Mr. Kanner have no effect on Pubco’s statements of income or Exchange Act compensation disclosures. For tax purposes, however, the Company will generally be entitled to the deduction for the amounts paid from the deferred compensation trusts (including earnings) at the time the trusts make distributions to Mr. Kanner. He recognizes taxable income at that time as well. The Company has been advised that its ability to deduct for tax purposes amounts that the trusts distribute to Mr. Kanner is limited by the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Generally speaking, this Section limits the amounts of compensation that may be deducted for United States Federal Income Tax purposes by companies with a class of securities registered under the Exchange Act. If Pubco securities continue to be registered under the Exchange Act, the effect of Section 162(m) could be to prevent the Company from deducting up to approximately $1 million of compensation expense for Federal Income Tax purposes each year for a number of years.

If there are fewer than 300 record holders of the Common Stock following the tender offer, then Pubco could, under the Exchange Act, file for deregistration of the Common Stock. Pubco intends to make such deregistration filing if that election becomes available. In such case, Pubco would no longer be subject to the limitations of Section 162(m) of the Code.

Although not being subject to the limitations of Section 162(m) is one purpose of the tender offer and a possible effect of the tender offer, there is no assurance that there will be fewer than 300 record holders of the Common Stock following the tender offer. Pubco intends to proceed with accepting shares in the tender offer even if 300 or more record holders of the Common Stock will remain after the tender offer. In that case, the Common Stock would remain registered under the Exchange Act and the Company would be subject to Section 162(m), unless and until Pubco could deregister the Common Stock or qualify for some other exception to the general limitations of Section 162(m). These exceptions involve events outside of Pubco’s control, such as the death or disability of Mr. Kanner as well as events that are not being considered at this time such as Mr. Kanner’s resignation or removal as a Company officer. Without an exception to the limitations of Section 162(m), the Company could avoid the limitations by way of a further deferral of its payment obligations. Otherwise, distributions to Mr. Kanner in excess of the Section 162(m) limitation will not be deductible to the Company for federal income tax purposes. Whether or not the Company is subject to the Section 162(m) limitations has no effect on Mr. Kanner’s personal taxes.

Reasons for the Tender Offer – Liquidity to Shareholders

Our Common Stock is listed and traded on the Nasdaq Small-Cap Market under the trading symbol “PUBO.” On May 16, 2002, the last reported closing price of the shares on the Nasdaq Small-Cap Market was $8.99. Class B Stock does not trade on any market but is convertible into Common Stock on a share for share basis. We urge you to obtain current market quotations for the shares of Common Stock.

During the 12 months ended March 2002, there were approximately 250 trading days on the Nasdaq Small-Cap Market. There were reported trades in Pubco Common Stock on only approximately 70 of those days. Reported trades during that 12 month period totaled approximately 72,500 shares of Pubco Common Stock.

In addition, during the month of March 2002, the average “spread” between the bid and asked prices for Pubco Common Stock on the Nasdaq Small-Cap Market was $.79, or approximately 9% of the average closing bid price.

Pubco believes that this information about the market for its stock during the month of March 2002 and during the year then ended is reflective of the market for its stock over the last several years and that such market for Pubco Common Stock is illiquid. The tender offer presents a liquidity event to Pubco’s shareholders. You have an opportunity to sell your stock at or above the price bid in the market without, in many cases, incurring a brokerage commission, and without the negative effects that often accompany offering a relatively large number of shares into a thinly traded market, such as the current public market for Pubco stock. Alternatively, you may choose not to tender your shares, in which case your percentage ownership in Pubco will increase as a result of the tender offer as will the book value per share. Neither Pubco nor its Board of Directors makes any recommendation as to whether you should tender or refrain from tendering your shares.

If following the tender offer the Common Stock is no longer traded on Nasdaq, but is quoted on the OTCBB, or if following the tender offer the Common Stock is no longer quoted on either Nasdaq or the OTCBB, then there may be no market or an illiquid market for the Common Stock. The Board of Directors believes that the advantages of the tender offer outweigh this possible disadvantage. The Board noted in particular that being subject to Exchange Act reporting requirements and having stock quoted on Nasdaq has not resulted in a truly active market for Pubco stock and has resulted in little or no opportunity for larger shareholders to sell their stock. If following the tender offer the Common Stock is traded by market makers over-the-counter and is quoted on another service, such as the Pink Sheets’ Electronic Quotation Service and/or pinksheets.com, there may be no practical difference for most Pubco shareholders. See SPECIAL FACTORS-Effects of the Tender Offer and SPECIAL FACTORS-Fairness of the Tender Offer.

Effects of the Tender Offer

Pubco has two classes of stock registered under the Exchange Act, Class B Stock and Common Stock. There are currently approximately 20 record holders of the Class B Stock and Pubco intends to terminate the registration of the Class B Stock under the Exchange Act. If there are fewer than 300 record holders of the Common Stock following the tender offer, then Pubco could under the Exchange Act file for deregistration of the Common Stock as well. Pubco intends to make such deregistration filing if that election becomes available. Pubco would no longer be subject to the periodic reporting and other requirements of the Exchange Act. In such case, Pubco would no longer be required to file periodic reports such as those on Form 10-K and Form 10-Q and Pubco would no longer be required to provide shareholders with proxy or information statement material under Regulations 14A or 14C. Pubco would no longer be required by law to seek a report on its financial statements annually from an independent accountant based on its audit. Pubco has been making annual mailings to its shareholders and intends to continue to do so, although the information in the mailing may not be as extensive as is presently the case. In addition, our officers, directors and beneficial owners of more than 10% of a class of our stock would no longer be subject to the requirements of Section 16 of the Exchange Act regarding reporting share ownership, reporting share transactions and restricting “short swing” trading. The Common Stock would no longer be eligible for quotation on Nasdaq, any other stock exchange or the OTCBB.

Even if termination of registration under the Exchange Act does not become available, if there are fewer than 300 round lot shareholders (i.e. holders of 100 shares or more) following the tender offer, our Common Stock will no longer be eligible to be quoted on the Nasdaq Small-Cap market. In any event, the number of shareholders and the number of shares in the hands of the public may be so small that there may be no active public trading market or any public trading market for our shares. It should be noted that although our shares currently trade on the Nasdaq Small-Cap Market, most of the shares are not in the hands of the public, the trading volume has been light and the spreads between bid and asked prices have been relatively large. See SPECIAL FACTORS - Reasons for the Tender Offer – Liquidity to Shareholders.

We are not aware of any other license or regulatory permit that appears to be material to our business that might be affected by our acquisition of our shares as contemplated in the tender offer or any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of our shares as contemplated by the tender offer. Should any such approval or other action be required, we currently contemplate that we will seek such approval or other action. We cannot predict whether we may determine that we are required to delay the acceptance for payment of, or payment for, shares tendered pursuant to the tender offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business.

It is not expected that any of Pubco’s executive officers or directors will tender any shares in the tender offer. If that is the case, then their respective ownership of Pubco will increase depending on the number of shares that Pubco purchases in the tender offer. This includes Mr. Kanner, whose percent of Pubco’s total voting power will increase from approximately 85.5% to approximately 86.5%, assuming Pubco purchases 100,000 shares in the tender offer, assuming all shares purchased are shares of Common Stock and assuming that Mr. Kanner does not tender any shares. It should be noted, however, that Mr. Kanner previously reported on Form 144 an intention to sell up to 29,000 shares in the open market for $10 per share, but no bidder met that price for any of Mr. Kanner’s shares. Mr. Kanner would sell some of his shares in the open market at the $10 price but he will not sell in the tender offer. This is because he has been advised that based upon the size of his shareholdings in Pubco, selling to Pubco in the tender offer could be treated as a dividend to him under the IRC rather than as a capital transaction.

If you tender all of your shares in the tender offer, and if Pubco purchases all of your shares, then you will receive $10 per share in cash, your interest in Pubco will cease and you will have no right to vote on corporate matters. You will have no further interest or share in any earnings, gains, asset growth, book value growth or increased share value of Pubco, nor will you be subject to the risk of any losses, asset decreases, book value decreases or decreased share value of Pubco.

If you do not tender all of your shares, or if not all of your shares are purchased in the tender offer by Pubco due to the proration provisions or otherwise, then you will continue to be a shareholder of Pubco, although the total number of outstanding shares will be reduced by the number of shares that Pubco purchases in the tender offer.

Following the tender offer, Pubco may at any time or from time to time acquire additional shares of its stock in the open market, in privately negotiated transactions and/or in further tender offers. Such purchases would be made at prices that may be higher or lower than the tender offer price. Such purchases would further reduce the number of shares that might otherwise trade publicly and may reduce the number of holders of shares. This could adversely affect the liquidity and market value of the remaining shares held by the public, if any.

We intend to continue our business operations during and following the tender offer. This may include acquisitions that complement our business or are believed to be advantageous, although no particular acquisition is pending. We will continue to invest  in passive investments, pending use of our liquid assets in an acquisition, if any. We have no plans to change our current management during and following the tender offer, although such changes may occur.

The shares purchased by Pubco in the tender offer will initially become treasury shares, unless and until they are cancelled by the Board of Directors and thereby become authorized but unissued shares. Either way, such shares could be issued by the Board of Directors without further shareholder approval, whether in a public offering, a private placement, as part of a business acquisition or otherwise. No specific transaction is presently agreed to or contemplated.

Our Board of Directors has unanimously approved the tender offer. However, neither we nor our Board of Directors makes any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender.

Fairness of the Tender Offer

The Board of Directors believes that the tender offer is fair to our stockholders. In reaching this determination, the Board of Directors considered the following factors:

•

Current and historical market prices. The tender offer price of $10 represents a premium of 12% over the current market price for our stock as represented by the $8.95 bid price on May 16, 2002. The last day on which our stock traded at more than $10 was January 15, 2002, one of only three days in December 2001 and January 2002 on which our shares traded at higher than $10. Prior to that, our shares had not traded at higher than $10 since 1998.

•

Prior share purchases. Pubco has purchased 95,471 shares of its stock since December 1999, none of which at more than $10 per share. The $10 per share tender offer price is a 34% premium over the $7.46 average price Pubco has paid for its shares since December 1999.

•

Lack of liquidity. The number of our shares that can be traded without adversely affecting the per share price is limited by the relatively small public float. The Board of Directors believes, therefore, that the liquidity from the tender offer will benefit selling stockholders. It is unlikely that such liquidity will be created in any other way in the foreseeable future by way of a merger, liquidation, asset sale or other extraordinary transaction. That is because the level of Mr. Kanner’s holdings of Pubco stock are such that no extraordinary transaction could be approved by stockholders without his favorable vote as a shareholder. No transaction for which a vote is not required could be consummated without his favorable action as a shareholder. Mr. Kanner has informed Pubco that he would not likely vote his shares favorably toward or take favorable action as a shareholder regarding any such transaction at this time. That is why the Board of Directors did not consider any such transaction to be a possible alternative to the tender offer; nor did the Board of Directors consider the possible value ascribed to the Company in any such transaction to be relevant in determining whether the tender offer is fair to Pubco stockholders.

In addition to the foregoing, the Board of Directors considered the following factors in reaching the decision that the tender offer is fair to stockholders who choose not to sell their shares:

•

Potential growth. Those who choose not to sell their shares in the tender offer will share the risks of the Company’s future financial performance with the other stockholders, but equally will share in the rewards. The Company has been profitable each year since 1995.

•

Increase in book value. As of March 31, 2002, Pubco’s book value per common share was $14.69. As the tender offer price of $10 is less than book value, book value per share will increase as a result of the tender offer.

The Board of Directors also believes that the tender offer is procedurally fair to the stockholders in light of the following factors:

•

Stockholder’s option. The tender offer provides holders a choice whether to remain stockholders in Pubco or sell their shares at a premium to recent bid prices. Thus, those who wish to sell their Pubco stock based on their personal financial situation, personal risk tolerance or personal view of Pubco may do so. Those whose personal financial situation, personal risk tolerance and personal view of Pubco cause them to wish to retain their Pubco stock may do so and they will have a proportionately greater stake in any potential future appreciation in the value of their shares.

•

No fees. The tender offer allows those holding Pubco shares of record to sell their shares without incurring brokerage and other costs typically associated with market sales.

The Board of Directors also considered the following factors, which it considered to be negative, in its consideration of the fairness of the tender offer:

•

No potential growth for those who tender. Those who sell all of their shares in the tender offer will cease to participate in our future earnings or growth, if any, or benefit from increases, if any, in the value of the shares.

•

Possible decrease in liquidity. The relatively low trading volume of our stock may decrease further as a result of the tender offer. Those who do not tender may suffer reduced liquidity and decreased market value, particularly if the shares are no longer quoted on Nasdaq, or Pubco no longer is subject to the Exchange Act.

In determining that the tender offer is fair to our stockholders, the Board of Directors considered the above factors as a whole and did not assign specific or relative weights to them, although the Board focused on one factor more than on any other factor:  each shareholder may individually decide whether or not to tender shares.

ALTERNATIVES. Pubco continuing open market and privately negotiated purchases of its stock would also have preserved each shareholder’s individual choice as to whether or not to sell. Such purchases also would have provided liquidity in the market for the benefit of shareholders. The Board of Directors did not consider such purchases to be a superior alternative to the tender offer because they offer less of a chance of reducing the number of record holders of Pubco stock, which is one goal of the tender offer. A carefully designed reverse stock split could have assured the desired reduction in the number of record holders of Pubco stock. But a reverse stock split would involve no choice for shareholders. Depending on the number of shares owned, shares would have either converted into cash or remained outstanding, without the holder having any choice as to whether or not to sell.

Approval of Security Holders

The tender offer does not require the approval of security holders voting their shares on a corporate transaction. More importantly, each shareholder has the option of tendering all or some shares or of not tendering shares.

Reports, Opinions and Appraisals

Our Board of Directors did not receive any report, opinion or appraisal from an outside party during its consideration of the fairness of the tender offer. Our outside directors did not retain an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiation regarding the tender offer or to prepare a report concerning the fairness of the transaction.

United States Federal Income Tax Consequences

GENERAL.  The following summary describes the material United States federal income tax consequences relating to the tender offer. This summary is based upon the Code, Treasury regulations, administrative pronouncements and judicial decisions, all as in effect as of the date of this document and all of which are subject to change, possibly with retroactive effect. This summary addresses only shares that are held as capital assets within the meaning of Section 1221 of the Code and does not address all of the tax consequences that may be relevant to shareholders in light of their particular circumstances or to certain types of shareholders subject to special treatment under the Code, including, without limitation, certain financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, persons who hold shares as a position in a “straddle” or as part of a “hedging,” “conversion” or “constructive sale” transaction for United States federal income tax purposes or persons who received their shares through the exercise of employee stock options or otherwise as compensation. In addition, except as otherwise specifically noted, this discussion applies only to “United States holders” (as defined below). This summary also does not address the state, local or foreign tax consequences of participating in the tender offer. For purposes of this discussion, a “United States holder” means:

•

a citizen or resident of the United States;

•

a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or of any political subdivision of the United States;

•

an estate, the income of which is included in gross income for United States federal income tax purposes regardless of its source; or

•

a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all of its substantial decisions.

Holders of shares who are not United States holders should consult their tax advisors regarding the United States federal income tax consequences and any applicable foreign tax consequences of the tender offer and should also see THE TENDER OFFER – Federal Income Tax Withholding for a discussion of the applicable United States withholding rules and the potential for obtaining a refund of all or a portion of any tax withheld.

Also, the following discussion does not address the tax consequences under Sections 1045 and 1202 of the Code with respect to shares of “qualified small business stock” (within the meaning of Section 1202 of the Code) or under Section 1244 of the Code with respect to shares of “section 1244 stock” (within the meaning of Section 1244 of the Code). The following discussion does not address the tax consequences of the tender offer under foreign, state or local tax laws.

You are urged to consult your tax advisor to determine your particular tax consequences of participating or not participating in the tender offer including the applicable federal, state, local and foreign tax consequences.

CHARACTERIZATION OF THE PURCHASE.  A United States holder who sells in the tender offer will, depending on the United States holder’s particular circumstances, be treated for federal income tax purposes either as having sold the United States holder’s shares or as having received a distribution in respect of shares from us.

SECTION 302 TESTS.  One of the following Section 302 tests must be satisfied in order for the purchase of shares under the tender offer to be treated as a sale or exchange (as opposed to a distribution) for federal income tax purposes:

•

Complete Termination Test.  The purchase of a United States holder’s shares under the tender offer will generally result in a “complete termination” of the United States holder’s equity interest in us only if all of the shares that are actually or constructively owned by the United States holder are sold under the tender offer. United States holders should consult their tax advisors with regard to the complete termination test, the applicability of the constructive ownership rules and certain rules regarding the waiver of attribution of ownership applicable in certain situations.

•

Substantially Disproportionate Test.  The purchase of a United States holder’s shares under the tender offer will result in a “substantially disproportionate” redemption with respect to the United States holder if, among other things, the percentage of the then outstanding shares actually and constructively owned by the United States holder immediately after the purchase is less than 80% of the percentage of the shares actually and constructively owned by the United States holder immediately before the purchase.

•

Not Essentially Equivalent to a Dividend Test.  The purchase of a United States holder’s shares under the tender offer will be treated as “not essentially equivalent to a dividend” if the reduction in the United States holder’s proportionate interest in us as a result of the purchase constitutes a “meaningful reduction” of the United States holder’s interest in us given the United States holder’s particular circumstances. Whether the receipt of cash by a shareholder who sells shares under the tender offer will be “not essentially equivalent to a dividend” will depend upon the shareholder’s particular facts and circumstances.  The IRS has indicated in a published revenue ruling that even a small reduction in the percentage interest of a shareholder whose relative share interest in a publicly held corporation is minimal and who exercises no control over corporate affairs may constitute a “meaningful reduction.” United States holders should consult their tax advisors as to the application of this test in their particular circumstances.

If a United States holder satisfies any of the Section 302 tests, the United States holder will be treated as if it sold its shares to us and will recognize capital gain or loss equal to the difference between the amount of cash received under the tender offer and the United States holder’s adjusted tax basis in the shares surrendered in exchange therefor. This gain or loss will be long-term capital gain or loss if the United States holder’s holding period for the shares that were sold exceeds one year as of the date of purchase under the tender offer. Specific limitations apply to the deductibility of capital losses by United States holders. United States holders should consult their tax advisors concerning these matters.

If a United States holder does not satisfy any of the Section 302 tests, the purchase of a United States holder’s shares under the tender offer will not be treated as a sale or exchange under Section 302 of the Code with respect to the United States holder. Instead, the amount received by a United States holder with respect to the purchase of its shares under the tender offer will be treated as a distribution by us with respect to the United States holder’s shares. Such distribution will be treated as a dividend distribution to the United States holder with respect to its shares under Section 301 of the Code, taxable at ordinary income tax rates.

CONSTRUCTIVE OWNERSHIP OF SHARES AND OTHER ISSUES.  In applying each of the Section 302 tests, United States holders must take into account not only shares that they actually own but also shares they are treated as owning under the constructive ownership rules of Section 318 of the Code. Under the constructive ownership rules, a United States holder is treated as owning any shares that are owned (actually and in some cases constructively) by related individuals and entities as well as shares that the United States holder has the right to acquire by exercise of an option or by conversion or exchange of a security. Due to the factual nature of the Section 302 tests, United States holders should consult their tax advisors to determine whether the purchase of their shares under the tender offer qualifies for the sale treatment in their particular circumstances.

We cannot predict whether or the extent to which the tender offer will be oversubscribed. If the tender offer is oversubscribed, proration of tenders under the tender offer will cause us to accept fewer shares than are tendered. Therefore, no assurance can be given that we will purchase a sufficient number of a United States holder’s shares under the tender offer to ensure that the United States holder receives sale treatment, rather than distribution treatment, for United States federal income tax purposes under the rules discussed above.

CORPORATE SHAREHOLDER DIVIDEND TREATMENT.  In the case of a corporate United States holder, to the extent that any amounts received under the tender offer are treated as a dividend, such holder may be eligible for the dividends-received deduction. The dividends-received deduction is subject to limitations. In addition, any amount received by a corporate United States holder pursuant to the tender offer that is treated as a dividend may constitute an “extraordinary dividend” under Section 1059 of the Code. Corporate United States holders should consult their own tax advisors as to the application of Section 1059 of the Code to the tender offer, and to the tax consequences of dividend treatment in their particular circumstances.

SHAREHOLDERS WHOSE SHARES ARE NOT PURCHASED UNDER THE TENDER OFFER.  Shareholders whose shares are not purchased under the tender offer will not incur any tax liability as a result of the completion of the tender offer.

BACKUP WITHHOLDING.  See THE TENDER OFFER with respect to the application of United States federal backup withholding tax.

The discussion set forth above is included for general information only. You are urged to consult your tax advisor to determine the particular tax consequences to you of the tender offer, including the applicability and effect of state, local and foreign tax laws.

TAX EFFECTS TO PUBCO.  The tender offer will not trigger the recognition of tax gain or loss to Pubco. See SPECIAL FACTORS – Reasons for the Tender Offer – Income Tax Benefits to Pubco.

THE TENDER OFFER

Number of Shares

Subject to certain conditions, we will purchase 100,000 shares of Common Stock and Class B Stock. If less than 100,000 shares of stock are properly tendered and not properly withdrawn in accordance with the tender offer before the scheduled expiration date, we will purchase all such shares. The single purchase price will be $10 per share, net to the seller in cash, without interest. The tender offer is not conditioned on the tender of any minimum number of shares being tendered.

The term “expiration date” means 5:00 p.m., Eastern time, on June 21, 2002, unless and until we, in our sole discretion, extend the period of time during which the tender offer will remain open, in which event “expiration date’ refers to the latest time and date at which the tender offer, as so extended by us, will expire.

In the event of an over-subscription of the tender offer as described below, shares tendered will be subject to proration, except for odd lots. The proration period and withdrawal rights will expire on the expiration date.

If we increase or decrease the price for shares, increase the number of shares being sought by more than 2% of the class or we decrease the number of shares being sought, and the tender offer is scheduled to expire within nine business days after we first publish, send or give notice of such increase or decrease, we will extend the tender offer so that it will be open for at least 10 business days following the change. A “business day” means any day other than a Saturday, Sunday or United States federal holiday and begins at 12:01 a.m. and ends at 12:00 midnight, Eastern Time. Any period measured in business days includes the first day of the period.

Proration

Under the terms and conditions of the tender offer, if more than 100,000 shares have been properly tendered and not withdrawn before the expiration date, we will purchase properly tendered shares on this basis:

(1)

We will purchase all shares properly tendered and not properly withdrawn before the expiration date by any odd lot holder (as defined below) who:

(a)

tenders all shares owned beneficially or of record by that holder; and

(b)

completes the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery; and

(1)

after the purchase of all of those shares, we will purchase all other shares properly tendered and not properly withdrawn before the expiration date, if any, on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares.

The term “odd lots” means all shares properly and timely tendered and not withdrawn by any person, referred to as an “odd lot holder”, who owns beneficially or of record an aggregate of fewer than 100 shares and so certifies in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for this preference, an odd lot holder must tender all shares owned beneficially or of record by the odd lot holder, completing the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if those holders have separate accounts or separate certificates, each for fewer than 100 shares.

We may, at our discretion, purchase all shares duly tendered by any holder who tenders all shares beneficially or of record owned and who, as a result of proration, would then beneficially or of record own an aggregate of fewer than 100 shares. If we exercise this right, we will increase the number of shares that we are offering to purchase in the tender offer by the number of shares purchased through the exercise of such right, subject to applicable law.

In the event proration is required, proration for each holder, other than an odd lot holder, shall be based on the ratio of the number of shares properly tendered and not withdrawn by a particular shareholder to the total number of shares properly tendered and not withdrawn by all shareholders, other than odd lot holders. We will determine the proration factor as soon as practicable following the expiration date.

The number of shares that we purchase from you may affect the United States federal income tax consequences to you and, therefore, may be relevant to your decision whether or not to tender shares. You may designate on the Letter of Transmittal the order priority in which tendered shares are to be purchased if we have to prorate the number of shares purchased from you. See SPECIAL FACTORS – United States Federal Income Tax Consequences.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

Procedures for Tendering Shares

If you wish to tender your shares, you must deposit with Pubco the certificates for the shares you are tendering together with a properly completed and executed Letter of Transmittal, with signature guarantee (if required), by 5:00 p.m., Eastern time, on the expiration date. An “agent’s message” will be considered a substitute for a Letter of Transmittal. The term “agent’s message” means a message transmitted by Depository Trust Company (“DTC”) to Pubco, and received by Pubco, which states that DTC has received an express acknowledgment from a DTC participant tendering the shares that such participant has received the Letter of Transmittal and agrees to be bound by its terms and that we may enforce that agreement against the participant.

If you desire to tender your shares and your share certificates are not immediately available or cannot be delivered to Pubco before the expiration date, or if time will not permit all required documents to reach Pubco before the expiration date, you may nevertheless tender your shares if all of the following conditions are satisfied:

(a)

the tender is made by or through an eligible guarantor institution;

(b)

Pubco receives by hand, mail, overnight courier, telegram or facsimile transmission, before the expiration date, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this document, including (where required) a signature guarantee; and

(c)

The certificates for all tendered shares, in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal, and any required signature guarantees, or an agent’s message, and any other documents required by the Letter of Transmittal, are received by Pubco within three business days of expiration of the tender offer.

In addition, odd lot holders who tender all of their shares must complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to odd lot holders as set forth above.

Shareholders who hold shares through brokers or banks, or who wish to tender shares through a broker or bank, are urged to consult with the broker or bank to determine whether transaction costs are applicable if shareholders tender shares through the broker or bank and not directly to Pubco.

No signature guarantee is required if (1) the Letter of Transmittal is signed by the registered holder of the shares tendered therewith, including for this purpose any participant in DTC whose name appears on a security position listing as the owner of the shares, and such holder has not completed either the box captioned “Special Delivery Instructions” or the box captioned “Special Payment Instructions” on the Letter of Transmittal; or (2) if shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution” as defined in Rule 17Ad-15 under the Exchange Act.

If a certificate for shares is registered in the name of a person other than the person executing the Letter of Transmittal, or if payment is to be made to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an eligible guarantor institution.

The method of delivery of all documents, including certificates for shares, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering shareholder.

Federal Income Tax Withholding

Under the United States federal backup withholding tax rules, 30.5% (which rate is scheduled for periodic reduction) of the gross proceeds payable to a shareholder or other payee under the tender offer must be withheld and remitted to the United States Treasury, unless the shareholder or other payee provides a taxpayer identification number (employer identification number or social security number) to Pubco and certifies under penalties of perjury that the provided number is correct or otherwise establishes an exemption. If Pubco is not provided with the correct taxpayer identification number or another adequate basis for exemption, the holder may be subject to certain penalties imposed by the Internal Revenue Service. Therefore, you should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal in order to provide the information and certification necessary to avoid backup withholding, unless you otherwise establish to our satisfaction that you are not subject to backup withholding. Specified shareholders (including, among others, all corporations and some foreign shareholders (in addition to foreign corporations)) are not subject to these backup withholding and reporting requirements rules. In order for a foreign shareholder (including a foreign corporation) to establish that it is an exempt recipient, that shareholder must submit an IRS Form W-8BEN or W-8ECI or a Substitute Form W-8, signed under penalties of perjury, attesting to that shareholder’s exempt status. See the Letter of Transmittal. For a discussion of United States federal income tax consequences to tendering shareholders, see SPECIAL FACTORS - United States Federal Income Tax Consequences.

FEDERAL INCOME TAX WITHHOLDING ON PAYMENTS TO FOREIGN SHAREHOLDERS.  Even if a foreign shareholder has provided the required certification as described in the preceding paragraphs to avoid backup withholding, Pubco will withhold United States federal income taxes at a rate of 30% of the gross payment payable to a foreign shareholder or his, her or its agent unless Pubco determines that an exemption from, or a reduced rate of, withholding tax is available under a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business of the foreign shareholder within the United States. For this purpose, a foreign shareholder is any shareholder that is not a “United States holder” (as defined in SPECIAL FACTORS - United States Federal Income Tax Consequences). In order to obtain a reduced rate of withholding under a tax treaty, a foreign shareholder must deliver to Pubco before the payment a properly completed and executed IRS Form W-8BEN. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid under the tender offer are effectively connected with the conduct of a trade or business within the United States, a foreign shareholder must deliver to Pubco a properly completed and executed IRS Form W-8ECI. A foreign shareholder may be eligible to obtain a refund of all or a portion of any tax withheld if they or it satisfies one of the “Section 302 tests” for capital gain treatment described in SPECIAL FACTORS - United States Federal Income Tax Consequences or is otherwise able to establish that no withholding or a reduced amount of withholding is due. Federal backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of federal income tax withholding.

Foreign shareholders are urged to consult their tax advisors regarding the application of United States federal income tax withholding, including eligibility for a reduction of, or an exemption from, withholding tax, and the refund procedure.

Rejection; Determination of Validity

We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of the tender offer or any defect or irregularity in any tender with respect to any particular shares or any particular shareholder and our interpretation of the terms of the tender offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. All questions as to the number of shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. Neither we nor any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give any such notification.

Representation, Warranty and Agreement

A proper tender of shares under any of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the tender offer, as well as the tendering shareholder’s representation and warranty to us that (1) the shareholder has a net long position in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act and (2) the tender of shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions), the person so tendering (1) has a net long position equal to or greater than the amount tendered in (x) the subject securities or (y) securities immediately convertible into, or exchangeable or exercisable for, the subject securities and (2) will deliver or cause to be delivered the shares in accordance with the terms of the tender offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of shares tendered under the tender offer will constitute a binding agreement between the tendering shareholder and us upon the terms and conditions of the tender offer.

Lost or Destroyed Certificates

If you have lost, misplaced or destroyed your certificates for all or part of your shares, please call our corporate secretary at (216)881-5300 x3200 or our assistant secretary at (216)881-5300 x3206 for instructions on submitting a lost share affidavit and a modest fee for a surety bond in lieu of submitting the lost, misplaced or destroyed certificates.

Dissenters’ Rights

Whether or not you tender your shares, dissenters’ rights are not available in the offer.

Withdrawal Rights

Shares tendered may be withdrawn at any time before the expiration date and, unless previously accepted for payment by us, may also be withdrawn at any time after 5:00 p.m., Eastern time on July 19, 2002.

For a withdrawal to be effective, a written or facsimile transmission (confirmed by telephone) notice of withdrawal must be timely received by Pubco at the address set forth on the last page of this document. The notice of withdrawal must specify the name of the tendering shareholder, the number of shares to be withdrawn and the name of the registered holder of the shares. If the certificates for the shares to be withdrawn have been delivered or otherwise identified to Pubco, then, before the release of the certificates, the serial numbers shown on such certificates must be submitted to Pubco and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless such shares have been tendered for the account of an eligible guarantor institution.

All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, whose determination will be final and binding. Neither we nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Withdrawals may not be rescinded and any shares properly withdrawn will thereafter be deemed not properly tendered for purposes of the tender offer unless the withdrawn shares are properly re-tendered before the expiration date.

Except as otherwise provided above, tenders of shares are irrevocable.

Purchase; Payment

Subject to the proration provisions and other terms and conditions of the tender offer, promptly following the expiration date we will accept for payment and pay for, and thereby purchase, shares properly tendered and not withdrawn before the expiration date.

We will pay for the shares purchased by sending payment to the tendering shareholders. Under no circumstances will we pay interest on the purchase price to be paid regardless of any delay in making such payment.

We will pay all share transfer taxes, if any, payable on the transfer to us of shares purchased under the tender offer. If, however, payment of the purchase price is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all share transfer taxes, if any, (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the share transfer taxes, or exemption therefrom, is submitted. See THE TENDER OFFER - Federal Income Tax Withholding.

Certificates for all shares tendered and not purchased, including all shares tendered and not purchased due to proration, will be returned to the tendering shareholder at our expense promptly after the expiration date or termination of the tender offer.

Conditions of the Tender Offer

Notwithstanding any other provision of the tender offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after the date of this Offer to Purchase and before the expiration date any of the following events shall have occurred (or shall have been determined, in good faith, by us to have occurred) that, in our judgment and regardless of the circumstances giving rise to the event or events (including any action or omission to act by us), makes it inadvisable to proceed with the tender offer or with acceptance for payment:

(a)

there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the tender offer, the acquisition of some or all of the shares under the tender offer or otherwise relates in any manner to the tender offer or (ii) in our judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impairs in any way the contemplated future conduct of our business or materially impairs the contemplated benefits of the tender offer to us;

(b)

there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of the tender offer, (ii) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares, (iii) materially impair the contemplated benefits of the tender offer to us or (iv) materially and adversely affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business;

(c)

there shall have occurred (i) any further general suspension of trading in, or limitation on prices for, securities on the Nasdaq SmallCap Market or in the over-the-counter market in the United States, including but not limited to any changes in trading conditions resulting from terrorist attacks, responses by the United States or its allies or the effects thereof, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including without limitation, any further acts of terrorism, domestic or foreign or response of the United States or its allies to such acts, (iv) any significant decrease in the market price of the shares or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our judgment, have a material adverse effect on our business, operations or prospects or the trading in shares of our Common Stock, (v) in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof or (vi) any decline in either the Dow Jones Industrial Average, the Nasdaq Composite Index or the Standard and Poor’s Index of 500 Industrial Companies by a material amount (including, without limitation, an amount in excess of 10%) from the close of business on the date of this Offer to Purchase;

(d)

a tender offer or exchange offer (other than this tender offer) for any or all of shares of our Common Stock and/or Class B Stock, or any merger, business combination or other similar transaction with or involving us, shall have been proposed, announced or made by any person;

(e)

(i) any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the Commission with respect to our Common Stock on or before the date of this Offer to Purchase), (ii) any entity, group or person who has filed a Schedule 13D or Schedule 13G with the Commission on or before the date of this Offer to Purchase shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of our outstanding Common Stock or (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our assets or securities other than in connection with a transaction authorized by our Board of Directors; or

(f)

any change or changes shall have occurred in our business, financial condition, assets, income, operations, prospects or share ownership that, in our judgment, is or may be material and adverse to us.

These conditions are for our sole benefit and may be asserted by us regardless of the circumstances (including any action or inaction by us) giving rise to any such condition, and may be waived by us, in whole or in part, at any time and from time to time in our sole discretion, acting reasonably. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right. In addition, we will only assert or waive any of these conditions at or prior to the Expiration Date, except for conditions imposed by applicable law that may be asserted at any time prior to the payment date for the shares to the extent required by applicable law. Any determination or judgment by us concerning the events described above will be final and binding on all parties.

Source and Amount of Funds

If 100,000 shares are tendered in the tender offer at $10 per share, the aggregate purchase price will be $1,000,000. We expect that our fees and expenses for the offer will be approximately $25,000.

We will fund the tender offer and related fees and expenses through our cash balances and short term investments. We do not intend to borrow funds to finance the tender offer.

Extension of the Tender Offer; Termination; Amendment

We reserve the right, in our sole discretion, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, shares. We can so extend by making a public announcement of the extension. We may do so regardless of whether or not the events set forth above as conditions to the tender offer shall have occurred. We also reserve the right, in our sole discretion, to terminate the tender offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified as conditions to the tender offer above by making public announcement of the termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether or not the events set forth above as conditions to the tender offer shall have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing or increasing the number of shares being sought in the tender offer. Amendments to the tender offer may be made at any time and from time to time effected by public announcement. In the case of an extension, we will make such announcement no later than 9:00 a.m., Eastern time, on the next business day after the last previously scheduled or announced expiration date.

We will disseminate any such public announcement promptly to shareholders in a manner reasonably designed to inform shareholders of the change. Except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to Dow Jones and/or Reuters.

If we materially change the terms of the tender offer or the information concerning the tender offer, we will extend the tender offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) under the Exchange Act. These rules and related releases and interpretations of the Commission provide that the minimum period during which the tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in the percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (1) we increase or decrease the price to be paid for shares, increase the number of shares being sought in the tender offer by more than 2% of the class that is the subject of the tender offer or decrease the number of shares being sought in the tender offer and (2) the tender offer is scheduled to expire at any time earlier than the tenth business day following the first publication of notice of an increase or decrease in the manner specified above, the tender offer will be extended until the expiration of a ten business day period.

Fees and Expenses

We will not pay any fees or commissions to brokers, dealers, commercial banks or trust companies for soliciting tenders of shares under the tender offer. Upon request, we will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. Shareholders holding shares through brokers or banks, and registered shareholders considering tendering shares through brokers or banks, are urged to consult the broker or bank to determine whether transaction costs are applicable if shareholders tender shares through brokers or banks and not directly to Pubco. No broker, dealer, commercial bank or trust company has been authorized to act as our agent for purposes of the tender offer.

Compliance with Law

We are not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the tender offer or the acceptance of shares is not in compliance with applicable law, we will make a good faith effort to comply with applicable law. If, after such good faith effort, we cannot comply with the applicable law, the tender offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer shall be deemed to be made on behalf of us by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

INFORMATION ABOUT PUBCO

Company Information

NAME AND ADDRESS.  Our name is Pubco Corporation, a Delaware corporation. The address of our principle executive offices is 3830 Kelley Avenue, Cleveland, Ohio 44114 and our telephone number is (216)881-5300.

SECURITIES AND TRADING MARKET.  On May 1, 2002, we had outstanding a total of 3,512,524 shares of our Common Stock and Class B Stock. Our Common Stock is quoted on the Nasdaq Small-Cap Market under the symbol “PUBO.” The following table sets forth, for the calendar quarters indicated, the high and low sales prices of Pubco’s Common Stock as reported by Nasdaq.

High

Low

2000

First Quarter

$9.00

$7.50

Second Quarter

  8.25

  7.13

Third Quarter

  8.25

  7.38

Fourth Quarter

  8.00

  6.50

2001

First Quarter

  7.25

  6.50

Second Quarter

  7.50

  6.88

Third Quarter

  8.38

  7.13

Fourth Quarter

10.13

  7.25

2002

First Quarter

10.50

  8.50

Second Quarter (through May 16, 2002)

  9.25

  8.47

On May 16, 2002, the last reported sale price of the shares on the Nasdaq Small-Cap Market was $8.99.

Transferability of Class B Stock is restricted to certain family members and others who are “Permitted Transferees” (as defined) and accordingly there is no market for Class B Stock. However, Class B Stock is convertible into Common Stock on a share-for-share basis at the option of the holder. New transfers of shares of Common Stock and Class B Stock into record ownership have been restricted since December 2001 to those who would own at least 100 shares following the transfer.

DIVIDENDS.  Pubco has never paid cash dividends on its Common Stock and Class B Stock and does not anticipate paying dividends on its Common Stock or Class B Stock in the foreseeable future. In addition, no dividends may be paid on the Common Stock or Class B Stock while there is any unpaid dividend on the Preferred Stock. No Preferred Stock dividends are in arrears at April 30, 2002. Subject to the foregoing, the payment of dividends will depend, among other factors, on the earnings, capital requirements and the operating and financial condition of the Company.

PRIOR SHARE PURCHASES.  On October 26, 2000, our shareholders approved a proposal to cash out registered stockholders holding fewer than 100 shares of Pubco stock by way of an amendment to the Certificate of Incorporation to effect a 1 for 100 reverse stock split followed immediately by a 100 for 1 forward stock split of the Common Stock and the Class B Stock. The transaction was effective as of November 10, 2000 and Pubco is in the process of sending cash to affected shareholders as they surrender their share certificates. Each share converted into the right to receive $7.525 in cash based on the trading price on the days leading up to effectiveness of the transaction. Approximately 144,500 shares of Common Stock and Class B Stock have converted into the right to receive cash in the transaction.

Pubco repurchases its shares from time to time. The following table details share repurchases by Pubco during the last two years other than as a result of such cash out of odd lot shareholders:

Shares

High Price per

Low Price per

Share Paid

Share Paid

2000

First Quarter

  3,000

$8.06

$8.06

Second Quarter

27,800

  7.595

  7.405

Third Quarter

--

--

--

Fourth Quarter

  7,146

  6.6025

  6.5625

2001

First Quarter

25,907

  7.525

  6.625

Second Quarter

  8,973

  7.525

  7.00

Third Quarter

     100

  7.525

  7.00

Fourth Quarter

  4,641

  8.75

  7.525

2002

First Quarter

  2,990

 10.00

  8.50

Second Quarter

  4,750

 10.00

  8.95

(through May 16, 2002)

Directors and Executive Officers

The following is information about members of our board of directors and our executive officers:

Glenn E. Corlett, age 58, Director since February 1997, has been Dean of the Business School at Ohio University since July 1997. Between November 1996 and June 1997, Mr. Corlett was an independent business consultant. Mr. Corlett is also a director of Rocky Shoes & Boots, Inc. and Frederick Brewing Co.

William A. Dillingham, age 58, Director since December 1997, has been President of our printer supplies business for more than the past five years.

Jack Howard, age 40, Director since 1999, has been a principal of Mutual Securities, Inc., a NASD registered Broker/Dealer for more than the past five years. Mr. Howard is also a director of Gateway Industries, Inc., Web Financial Corporation, Castelle, and US Diagnostic, Inc.

Harold L. Inlow, age 68, Director since December 1997, is an independent business consultant who consulted for the Company between 1995 and 1999. Mr. Inlow was President of our former retail subsidiary prior to 1995.

Stephen R. Kalette, age 52, has been a Director since December 1983 and an executive officer since April 1984. Mr. Kalette currently serves as our Vice President, Administration, General Counsel and Secretary.

Robert H. Kanner, age 54, has been a Director and executive officer of Pubco since December 1983. Mr. Kanner currently serves as our Chairman, President and Chief Executive Officer. Mr. Kanner is also a director of Prime Retail, Inc. and Wilshire Financial Services Group, Inc.

Leo L. Matthews, age 62, has been President of our construction products business since it was acquired in March 1993.

Maria Szubski, age 43, has been our Chief Financial Officer since June 1999 and was our controller from January 1995 through that date.

Past Contacts, Transactions, Negotiations and Agreements

During the past two years, we have engaged in various transactions with, have provided compensation to, and have been a party to various option and other agreements with certain of our executive officers and directors, as described in our Form 10-K for the year ended December 31, 2001, ITEM 11. EXECUTIVE COMPENSATION and ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

On March 30, 2001, Pubco completed its acquisition of approximately 49% of the newly issued Common Stock of Smith Corona Corporation, funding Smith Corona’s Chapter 11 Plan of Reorganization. The remaining stock was issued to creditors of Smith Corona. Effective January 1, 2002, Pubco transferred its printer supplies business to Smith Corona for additional shares of Smith Corona capital stock. As a result of the transaction, Pubco now owns approximately 94% of Smith Corona.

Except for the share repurchases discussed above in Company Information – PRIOR SHARE PURCHASES, and the acquisition of Smith Corona stock discussed above, during the past two years, neither we nor any of our directors, executive officers or affiliates have entered into any negotiations, transactions or material contacts with respect to any merger, consolidation, acquisition, tender offer for or other acquisition of a class of our securities, election of our directors or sale or other transfer of a material amount of our assets.

Financial Information; Documents Incorporated by Reference

FINANCIAL STATEMENTS.  The financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Commission on April 1, 2002, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed with the Commission on May 15, 2002, are hereby incorporated by reference.

SUMMARY FINANCIAL INFORMATION.  The following summary historical consolidated financial information has been derived from our audited financial statements for the years ended December 31, 2001 and 2000 and from our unaudited financial statements for the three months ended March 31, 2002 and 2001 and, in the opinion of management, includes all adjustments (consisting of normal recurring accruals) that are necessary for a fair presentation of the financial position and results of operations for such periods. The summary information should be read in conjunction with the consolidated financial statements and the notes thereto included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 and our Annual Report on Form 10-K for the year ended December 31, 2001, and is qualified in its entirety by such statements. Copies of these reports may be obtained as described below.

Summary Balance Sheet Data (000s except per share data)

Unaudited

March 31,

          December 31,

    2002

     2001

2000

Current Assets

$63,037

$55,576

          $51,541

Non Current Assets

  48,099

  47,255

            44,559

Current Liabilities

  16,635

  12,562

            12,810

Non Current Liabilities

  33,822

  32,929

            28,206

Minority interests

    1,997

       771

                 789

Common Stockholders’ Equity

  51,682

  49,569

            47,295

Per Common Share

    14.69

    14.08

              13.29

Summary Statement of Income Data (000s except per share data)

                Unaudited

       Three Months Ended

      Years Ended

March 31,

      December 31,

     2002

   2001

2001

2000

Net Sales

$16,737

$15,420

          $55,023                $59,344

Gross Profit

    5,755

    4,897

            16,771                  20,062

Income from Continuing Operations

   before Extraordinary Items

    1,198

       940

              1,936                    3,322

Net Income

    1,198

       940

              1,936                    3,322

Preferred Stock Dividend Requirements

       153

       236

                 945                       875

Net Income applicable to

   Common Stockholders

    1,045

       704

                 991                    2,447

Income per Common Share from Continuing

   Operations Basic And Dilutive

      0.30

      0.20                 0.28                      0.66

Net Income per Common Share

   Basic and Dilutive

      0.30

      0.20

                0.28                      0.66

Ratio of Earnings to Fixed Charges

  58 to 1

  30 to 1

            34 to 1                  26 to 1

SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION.  The following summary unaudited pro forma financial information for the three months ended March 31, 2002 and the year ended December 31, 2001 has been adjusted to give effect to the tender offer. The balance sheet data gives effect to the purchase of shares as of the balance sheet date. The income statements give effect to the purchase of shares as of the beginning of each period presented. Effect has been given to the costs to be incurred in connection with the offer, which are estimated to be $25,000.

The summary unaudited pro forma financial information should be read in conjunction with the summary historical consolidated financial information included with this document. The pro forma balance sheet data and income statement data are not indicative of the financial position or results of operations that would have been achieved had the offer been completed as of the dates indicated or that may be attained in the future.

Summary Pro Forma Balance Sheet Data (000s except per share data)

Unaudited

March 31,

    2002

Historical

Adjustments

Pro Forma

Current Assets

    $63,037

$(1,025) (1,2)

  $62,012

Non Current Assets

      48,099

    48,099

Current Liabilities

      16,635

    16,635

Non Current Liabilities

      33,822

    33,822

Minority interests

        1,997

      1,997

Common Stockholders’ Equity

      51,682

 (1,025) (1,2)

    50,657

Per Common Share

        14.69

    0.13   (1,2)              14.82

Summary Pro Forma Statement of Income Data (000s except per share data)

Unaudited

      Three Months Ended

           March 31, 2002

Historical

Adjustments

Pro Forma

Net Sales

   $16,737

   $16,737

Gross Profit

       5,755

       5,755

Income from Continuing Operations

   before Extraordinary Items

       1,198

    $(30) (2,3)

       1,168

Net Income

       1,198

      (30) (2,3)

       1,168

Preferred Stock Dividend Requirements

          153

          153

Net Income Applicable to Common Stockholders

       1,045

      (30) (2,3)

       1,015

Income Per Common Share from Continuing

   Operations Basic and Dilutive

         0.30

        0.30

Net income per Common Share Basic and Dilutive

         0.30

        0.30

Ratio of Earnings to Fixed Charges

     58 to 1

    57 to 1

Unaudited

Year Ended

         December 31, 2001

Historical

Adjustments

Pro Forma

Net Sales

$55,023

$55,023

Gross Profit

  16,771

  16,771

Income from Continuing Operations

   before Extraordinary Items

    1,936

      (43) (2,3)

    1,893

Net Income

    1,936

      (43) (2,3)

    1,893

Preferred Stock Dividend Requirements

       945

       945

Net Income applicable to

   Common Stockholders

       991

      (43) (2,3)

       948

Income per Common Share from Continuing

   Operations Basic and Dilutive

      0.28

      0.28

Net Income per Common Share Basic and Dilutive

      0.28

      0.28

Ratio of Earnings to Fixed Charges

  34 to 1

  34 to 1

Notes:

(1)

Reflects using $1,000,000 of cash to purchase 100,000 shares.

(2)

Reflects using $25,000 of cash for transaction costs which are recorded as an expense.

(3)

Reflects a reduction in interest income of $5,000 for the three month period and $18,000 for the year due to the use of the $1,025,000 cash in the transaction, using an interest rate of 1.8%.

WHERE YOU CAN FIND MORE INFORMATION. We are subject to the information requirements of the Exchange Act, and file with the Commission periodic reports, proxy or information statements, and other information relating to our business, financial conditions and other matters. Certain information as of particular dates concerning our directors and officers, their remuneration, options granted to them, the principal holders of Pubco securities and any material interest of these persons in transactions with the Company is filed with the Commission. We have also filed an Issuer Tender Offer Statement on Schedule TO with the Commission, which includes certain additional information related to this offer. These reports, as well as such other additional material, may be inspected and copies may be obtained at or by mail from the Commission’s public reference facilities at 450 Fifth Street N.W. Washington D.C., 20549. Our reports, but not necessarily our Issuer Tender Offer Statement, should also be available for inspection and copying at the Commission’s regional offices at 175 W. Jackson Blvd., Suite 900, Chicago, IL 60604 and at 233 Broadway, New York, NY 10279. The Commission also maintains a web site on the internet that contains reports, proxy and information statements and other information regarding registrants, including Pubco, that file electronically with the Commission. The address for this web site is http://www.sec.gov.

INCORPORATION BY REFERENCE.  The Commission allows us to “incorporate by reference” information to this Offer to Purchase. This means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this Offer to Purchase, except for information that is superseded by information that is included directly in this document.

This Offer to Purchase incorporates by reference the documents listed below that we have previously filed with the Commission. The documents contain important information about us and our financial condition.

Our Filings with the Commission

Period

Annual Report on Form 10-K

Year ended December 31, 2001

Quarterly report on Form 10-Q

Quarter ended March 31, 2002

We incorporate by reference additional documents that we may file with the Commission between the date of this Offer to Purchase and the date the offer, proration period and withdrawal rights expire.

You can obtain any of the documents incorporated by reference in this document through us or from the Commission’s web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this Offer to Purchase. You can obtain documents incorporated by reference in this Offer to Purchase by requesting them in writing from Pubco Corporation, 3830 Kelley Avenue, Cleveland, Ohio 44114 or by calling our corporate secretary at (216)881-5300 x3200 or our assistant secretary at (216)881-5300 x3206. Please include your complete name and address in your request. We will mail to you any requested documents incorporated by reference by first class mail within two business days of your request. We have made no provisions with respect to the tender offer to grant unaffiliated security holders access to our corporate files or to obtain counsel or appraisal services at our expense.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth as of May 1, 2002 (i) the number of shares of Pubco's stock owned, directly or indirectly, by each Director and executive officer of the Company and by all Directors and officers as a group, and (ii) the number of shares of Pubco's stock held by each person who was known by Pubco to beneficially own more than 5% of Pubco's stock:

                                    Common Stock                             Class B Stock

                                  Amount and Nature                    Amount and Nature

              Aggregate

                                     of Beneficial             Percent

    of Beneficial             Percent       Percent of

Name of Holder

     Ownership(1)(2)(5)     of Class

  Ownership (1)(2)       of Class   Voting Power(5)

Glenn E. Corlett                              --                  --

        --

--

             --

Jack Howard                           10,967                   *

        --

--

              *

Harold L. Inlow                               --                  --

        --

--

             --

Stephen R. Kalette(5)             15,166                   *

13,759

              2.5

            1.8

Robert H. Kanner(3)          2,066,894                69.7

            514,044

            93.9

          85.4

William A. Dillingham(5)       78,725                  2.6

        --

               --

              *

Leo L. Matthews(4)

            --                   --

        --

               --

              --

Maria Szubski(5)                      7,500                   *

        --

               --

              --

  3830 Kelley Avenue

  Cleveland, OH 44114

All Directors and

  officers as a group           2,194,352

   71.3

             527,803

            96.4

          87.4

 (9 persons)(3)(5)

FMR Corp.(6)

 82 Devonshire Street           319,500               10.8                           --                   --                       3.8

 Boston, MA 02109

*indicates less than 1%.

(1) Except as set forth below, each owner has sole voting and investment power with respect to the shares beneficially owned by him.

(2) Class B Stock is convertible into Common Stock on a share for share basis. Therefore, ownership of Class B Stock may also be deemed to be beneficial ownership of the same number of shares of Common Stock.

(3) Does not include 800 shares of Common Stock owned by Mr. Kanner as custodian for his children, as to which shares he disclaims beneficial ownership.

(4) Mr. Matthews owns approximately 3.6% of the Common Stock of Pubco’s construction products subsidiary.

(5) Includes for each respective person and the group, the following number of shares of Common Stock which may be acquired within 60 days on exercise of stock options: Kalette - 15,000, Dillingham - 75,000, Szubski - 7,500, all officers and directors as a group - 112,500.

(6) Information concerning FMR Corp. is based upon disclosure contained in a Schedule 13G/A filed with the SEC on February 15, 2001.

It is not expected that any of Pubco’s executive officers or directors will tender any shares in the tender offer. If that is the case, then their respective ownership of Pubco will increase depending on the number of shares that Pubco purchases in the tender offer. This includes Mr. Kanner, whose percent of Pubco’s total voting power will increase from approximately 85.5% to approximately 86.5%, assuming Pubco purchases 100,000 shares in the tender offer, assuming all shares purchased are shares of Common Stock and assuming that Mr. Kanner does not tender any shares.

Based on our records and information provided to us by our directors and executive officers, neither we nor any of our associates or subsidiaries, nor, to the best of our knowledge, any of our directors or executive officers has effected any transactions in our shares during the 60 days before the date of this document, except for purchases by Pubco of a total of 4,750 shares of its Common Stock at prices ranging from $8.95 to $10 per share during April, 2002.

PUBCO CORPORATION

May 23, 2002

The Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each shareholder or broker, dealer, commercial bank, trust company or nominee to Pubco at:

By First Class Mail, By Express Mail, By Hand, By Overnight Delivery:

Pubco Corporation

Attn: Stockholder Services

3830 Kelley Avenue

Cleveland, OH 44114

Facsimile Transmission:

(for eligible institutions only)

(216)426-5580

Confirm Receipt of Facsimile by Telephone Only:

(216) 426-5565

Questions or requests for assistance may be directed to Pubco Corporation, Att: Stockholder Services. 3830 Kelley Avenue, Cleveland OH 44114. Please call our corporate secretary at (216)881-5300 x3200 or our assistant secretary at (216)881-5300 x3206. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the same address and phone numbers as should requests to confirm delivery of shares.